Exhibit 2.1

UNIT PURCHASE AGREEMENT

by and among

JETPAY CORPORATION

ACI MERCHANT SYSTEMS, LLC

MICHAEL COLLESTER

and

CATHY SMITH

Dated as of November 7, 2014

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Exhibits

Exhibit A	Key Employment Agreements
Exhibit B(1)	IP Agreement
Exhibit B(2)	Consultant Assignment Agreement
Exhibit C	Waiver and Release Agreements
Exhibit D(1)	Transfer Pricing Schedule
Exhibit D(2)	Sample Net Revenue Calculation

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Unit Purchase agreement

This Unit Purchase Agreement (this “Agreement”) is dated as of November 7, 2014 and is among JETPAY CORPORATION, a Delaware corporation (“JetPay”), ACI MERCHANT SYSTEMS, LLC, a Pennsylvania limited liability company (the “Company”), MICHAEL COLLESTER and CATHY SMITH (together with Michael Collester the “Sellers”).

WHEREAS, the Company is engaged in the business of providing electronic transaction processing services to merchants and other providers of debit and credit card processing, focused on selling through financial institutions, as well as providing payment processing services to businesses (collectively, the “Business”);

WHEREAS, the Sellers constitute all of the members of the Company and are the record and beneficial owners of all of the issued and outstanding membership interests (the “Units”) of the Company;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, JetPay desires to purchase from the Sellers, and the Sellers desire to sell to JetPay, all of the Units held by the Sellers as of the Closing for the consideration described herein;

WHEREAS, the respective boards of directors or other governing bodies of JetPay and the Company have approved the form, terms, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein; and

WHEREAS, concurrently with this Agreement, each of Michael Collester and Cathy Smith has entered into a Key Employment Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.          Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“401(k) Plan” has the meaning set forth in Section 7.4(c).

“Accounting Firm” means McGladrey LLP.

“Adjusted Closing Date Cash Consideration” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, JetPay and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreed-Upon Determination Principles” has the meaning set forth in Section 2.3(a).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Key Employment Agreements, the IP Agreement, the Consultant Assignment Agreement and the Waiver and Release Agreements.

“Assets” has the meaning set forth in Section 4.8.

“Balance Sheet Date” has the meaning set forth in Section 4.6(e).

“Balance Sheets” has the meaning set forth in Section 4.6(a).

“Baseline Net Revenue” means $2,968,039.

“Basket Amount” has the meaning set forth in Section 9.5(a).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, manager, officer or independent contractor of the Company or under which the Company or any ERISA Affiliate has any liability.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Material Adverse Effect” means a material and adverse effect on the business, properties, assets and liabilities (taken as a whole), financial condition or results of operations of the Company, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that any such adverse effect arising out of: (a) general economic, business, political or social conditions (or changes therein), including in respect of interest or currency rates, the financial or capital markets or any business in which the Company operates, (b) any act of terrorism, military action or the escalation thereof, (c) changes in applicable Law (or interpretations thereof) after the date hereof, (d) changes in GAAP (or interpretations thereof) after the date hereof, and (e) failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance (provided, that any underlying circumstance or event contributing to such failure may itself or in combination with other circumstances or events constitute a Business Material Adverse Effect), shall not constitute or be deemed to constitute a Business Material Adverse Effect and otherwise shall not be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that with respect to the immediately preceding clauses (a) through (d), such circumstance or event does not have a materially disproportionate impact on the Company relative to other Persons participating in the industry in which the Company operates.

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“Business” has the meaning set forth in the recitals.

“Business Registered Intellectual Property” has the meaning set forth in Section 4.12(a).

“Cap” has the meaning set forth in Section 9.5(a).

“Cause” shall have the meaning set forth in any individual’s employment agreement, or in the absence of such agreement “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the duties and services for the Company required of the individual or the failure to substantially perform such duties and services after no less than thirty (30) days’ notice and opportunity to cure to the extent such negligence or misconduct is able to be cured, (ii) breach of any material provision of any agreement with the Company or one or more of its Subsidiaries, (iii) conviction of, or plea of guilty or nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, deceit or dishonesty, (iv) engaging in fraudulent or criminal activity relating to the scope of his or her employment or consulting relationship (whether or not prosecuted), (v) material breach of any provision of JetPay’s Code of Ethics or (vi) conduct which brings the Company or one or more of its Subsidiaries into public disgrace or disrepute in any material respect.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all unrestricted cash and cash equivalents of any kind (including bank account balances, marketable securities and short term investments) calculated in accordance with GAAP.

“Change of Control” means (a) the sale, lease, license, distribution, dividend or transfer, in one or a series of related transactions, of 50% or more of the assets of such Person and its subsidiaries taken as a whole, to a Person; or (b) a merger, consolidation or other business combination of such Person (or any subsidiary or subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such subsidiary or subsidiaries) or any successor or other entity holding all or substantially all of the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions holding, directly or indirectly, less than 50% of the voting power of such Person (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions.

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“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means the Net Cash Amount immediately prior to giving effect to the Closing.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Cash Consideration” means ten million nine hundred thousand dollars ($10,900,000.00) subject to adjustment as set forth herein.

“Closing Date Consideration” shall mean the Closing Date Cash Consideration, as subject to adjustment as set forth herein, and the Closing Date Stock Consideration.

“Closing Date Stock Consideration” means an aggregate of 2,000,000 shares of JetPay Common Stock, free and clear of all Encumbrances (other than restrictions, if any, imposed by Law).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Agreement Parties” means the Company and the Sellers, collectively.

“Company Fundamental Representations” has the meaning set forth in Section 9.1(a).

“Company Organizational Documents” means the certificate of formation and limited liability company agreement of the Company.

“Company’s Knowledge” means the actual knowledge, after due inquiry of such individual’s direct reports, of the individuals set forth in Section 1.1(a) of the Disclosure Schedule.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(d).

“Consultant Assignment Agreement” means the Consultant Assignment Agreement, dated as of the date hereof, among Abacus Software Systems Corp., Joseph Rossi, Dominic DeMarcello and the Company, in substantially the form attached hereto as Exhibit B(2).

“Contingency Consideration” has the meaning set forth in Section 2.5.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Deferred Cash Consideration” has the meaning set forth in Section 2.4.

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“Deficiency Amount” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

“Disputed Items” has the meaning set forth in Section 2.3(c).

“Dispute Notice” has the meaning set forth in Section 2.3(c).

“Dues and Assessments” means, to the extent included in the revenue attributable to the Company, charges by MasterCard, Visa, Discover, or American Express pursuant to agreements with the Company’s sponsor banks labeled as dues and/or assessments or reasonably considered as such by Persons engaging in the Business.

“Employment Contracts” has the meaning set forth in Section 4.22.

“Encumbrances” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right of first refusal, restriction, option, title defect or other similar encumbrance of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of debt (including, without limitation, any Tax) or the performance of an obligation.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” has the meaning set forth in Section 4.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Estimated Closing Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(a).

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“Excess Amount” means the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital.

“Final Adjustment” has the meaning set forth in Section 2.3(e).

“Final Closing Statement” has the meaning set forth in Section 2.3(b).

“Final Determination” has the meaning set forth in Section 2.3(d).

“Financial Information” has the meaning set forth in Section 4.6(b).

“GAAP” means generally accepted accounting principles as in effect in the United States at the time of the preparation of the relevant financial statement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi governmental entity established to perform any of such functions.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Reform Law” has the meaning set forth in Section 4.17(d).

“Indebtedness” without duplication, means all principal, interest, premiums or other obligations related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), including any earn-out, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that are required to be recorded as capital leases under GAAP, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than trade accounts payable in the ordinary course of business and consistent with past practice), (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (g) guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, (i) all Indebtedness of the type referred to in the immediately preceding clauses (a) through (h) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned (including accounts and contract rights), even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, any fees and expenses due and all prepayment premiums or penalties, related to any items of Indebtedness of the type referred to in the immediately preceding clauses (a) through (i) and (k) all accrued but unpaid Taxes with respect to a Tax year or period, which, as of the Closing Date, are not yet required to be paid.

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“Indemnifiable Taxes” means, without duplication, any and all (a) Taxes that are (i) attributable to any Pre-Closing Date Tax Period or (ii) attributable to the portion of a Straddle Period ending at the end of the day on the Closing Date, in each case other than Tax liabilities included in the definition of “Indebtedness,” (b) Transfer Taxes in accordance with Section 7.7(d) and (c) Taxes arising as a result of or in connection with the transactions contemplated by this Agreement.

“Indemnified Party” means the party entitled to indemnification pursuant to ARTICLE IX.

“Indemnifying Party” means the party required to indemnify the other party pursuant to ARTICLE IX.

“Indemnity Claim” has the meaning set forth in Section 9.3(a).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all rights arising anywhere in the world in or under: registered and unregistered trademarks and applications for registration of same, service marks, trade names, logos, slogans, trade dress, domain names and other indicators of source (and all goodwill associated with any of the foregoing); copyrights, copyright registrations and applications for copyright registration, including any copyrights arising in computer software or corollary database rights, and mask work rights; patents, patent applications (including all reissues, divisions, continuations, continuations in part and extensions thereof); inventions, invention disclosures, trade secrets, formulae, processes, methodologies, know-how and any other intellectual property or proprietary rights and any licenses related to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.6(b).

“Interim Financials” has the meaning set forth in Section 4.6(b).

“IP Agreement” means the Intellectual Property Transfer Agreement, dated as of the date hereof, between Michael Collester and the Company, in substantially the form attached hereto as Exhibit B(1).

“JetPay” has the meaning set forth in the preamble.

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“JetPay Common Stock” means the common stock, par value $0.001 per share, of JetPay.

“JetPay Indemnified Parties” has the meaning set forth in Section 9.2(a).

“JetPay Preferred Stock” has the meaning set forth in Section 5.7(a).

“JetPay SEC Documents” has the meaning set forth in Section 5.6.

“JetPay’s Knowledge” means the actual knowledge, after due inquiry, of the individuals set forth in Section 1.1(b) of the Disclosure Schedule.

“JetPay’s Organizational Documents” means the restated certificate of incorporation and amended and restated by-laws of JetPay, as may be amended from time to time.

“Key Employment Agreement” means each employment agreement with the Sellers in substantially the form attached as Exhibit A hereto.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, order, decree or other regulation or legal requirement (including common law) of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Legal Proceeding” means any judicial, administrative or arbitral action, complaint, suit, mediation, investigation, proceeding or claim (including counterclaim) by or before a Governmental Authority.

“Losses” means losses, claims, damages, settlements, judgments, awards, fines, fees (including reasonable attorneys’ fees), charges, liabilities, penalties and costs and expenses (including reasonable costs of investigation, remediation or other response actions) of any nature but excluding (i) consequential, incidental, special or punitive damages, or, (ii) except as a result of fraud or willful misrepresentation, any liability for lost profits or any liability based on multiple of profits, multiple of cash flows or similar valuation methodology.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Net Cash Amount” means, as of any date, the aggregate amount of the Company’s Cash and Cash Equivalents on hand or in bank accounts as of such date, minus the aggregate amount of outstanding and unpaid checks issued by the Company as of such date.

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“Net Revenue” means the amount equal to (i) the sum of (A) gross profit attributable to the Company calculated in accordance with GAAP and consistent with the Financial Information plus (B) total revenue attributable to the Company’s sale and distribution of AD Computer Corporation products and services multiplied by 0.48, plus (C) total revenue attributable to the Company’s sale and distribution of JetPay Card Services products and services listed on Section 1.1(d) of the Disclosure Schedule multiplied by 0.30, minus (ii) all revenue sharing, commissions, residual payments, Dues and Assessments and Pass-Through Items, and any other payments or costs directly related to or conditioned upon the production of any revenue in (i)(B) and (C) above not previously reflected in the calculations; provided, however, that such calculations shall occur without reference to inter-company charges (other than as reflected by the applicable multiple) and that adjustments to the foregoing shall be made to reflect any discounts relating to “bundled” products or services resulting in the sale of the Company’s services or products below prices in the ordinary course. Solely with respect to clause (i)(A) above, for that gross profit which is produced from merchants processed partially or fully on JetPay systems, the cost basis for business processed on JetPay systems shall be calculated in accordance with Exhibit D(1) attached hereto. For illustrative purposes only, a sample calculation of Net Revenue is attached as Exhibit D(2) hereto.

“Net Revenue Statement” has the meaning set forth in Section 2.5(a).

“Net Working Capital” means the amount (which may be a negative or positive number) of the difference between (a) all current assets of the Company (including, without limitation, deposits and other credits not accounted for as Cash and Cash Equivalents, accounts receivable, inventory, prepaid expenses, the current portion of investments in capitalized leases where Seller is the lessor, the current portion of deferred equipment costs and the current portion of notes receivable but not the Net Cash Amount), and (b) all current liabilities of the Company (including, without limitation, the current portion of capital lease liability, accounts payable and accrued expenses and the current portion of deferred revenue), in each case, determined on a consolidated basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Interim Balance Sheet and excluding current and deferred tax assets and liabilities.

“Non-compete Party” has the meaning set forth in Section 7.6(a).

“Notice Period” has the meaning set forth in Section 9.3(b).

“Pass-through Items” means, to the extent included in the revenue attributable to the Company, charges by MasterCard, Visa, Discover, and American Express, and postage, shipping, and materials costs that are billed to the Company or JetPay that are passed through to the Company’s customers or customers of JetPay that have been sourced by the Company.

“Payoff Letters” has the meaning set forth in Section 4.24.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the business of the Company and all pending applications therefor.

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“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes and other government charges and assessment not yet due and payable, (c) landlords’, lessors’, employees’, materialmens’, mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable, (d) Encumbrances arising under original purchase price, conditional sales contracts and equipment leases with third-parties, in each case solely to the extent set forth on Section 1.1(c) of the Disclosure Schedule, (e) Encumbrances and other similar restrictions of record with respect to Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted therein that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and do not materially interfere with the present use of the Leased Real Property, (f) Encumbrances securing Indebtedness to be repaid and released in connection with the Closing; (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (h) Encumbrances resulting from fee splitting or residual payment agreements entered into with independent agents in the ordinary course of business; and (i) restrictions placed on deposits held by third parties relating to bank card processing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Piggyback Registration” has the meaning set forth in Section 7.8.

“Pre-Closing Date Tax Period” means any Tax year or period (or portion thereof) ending prior to the end of, or at the end of the day on, the Closing Date.

“Press Release” has the meaning set forth in Section 7.5.

“Registrable Common Stock” means (i) the Closing Date Stock Consideration; and (ii) any JetPay Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Registrable Common Stock, such shares shall cease to be Registrable Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force), (c) otherwise transferred and a new certificate or other evidence of ownership not bearing or requiring a legend and not subject to any stop transfer order has been delivered by or on behalf of JetPay to Sellers and no other restriction on transfer exists under the Securities Act.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Restricted Period” has the meaning set forth in Section 7.6(a).

“S Corporation” has the meaning set forth in Section 1361(a)(1) of the Code.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Agreement Parties” means the Sellers and the Companies.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller Payees” means the Sellers and Joseph Rossi and Dominic DeMarcello.

“Sellers” has the meaning set forth in the preamble.

“Straddle Period” means any Tax year that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Survival Period” has the meaning set forth in Section 9.1(a).

“Target Net Working Capital” means one hundred thousand dollars ($100,000).

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, levies, imposts or similar fees or governmental charges, including (a) any and all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, escheat, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes or other taxes, fees, assessments, or charges in the nature of taxes, together with any interest, penalty or additions to tax or additional amounts, whether disputed or not, in each case imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, or (b) any liability in respect of Taxes described in the immediately preceding clause (a) that is payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise. The definition of “Tax” includes any interest, penalties, additions to tax or additional amounts that relate to taxes for any Pre-Closing Date Tax Period, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

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“Tax Contest” means any audit, claim, examination or other proceeding related to Taxes.

“Tax Return” means any return, report, information return or other document (including any related or supporting information), including any schedule or attachment thereto, including any amended Tax Return or declaration of estimated Tax, filed or required to be filed with any Governmental Authority or other taxing authority.

“Territory” shall mean the United States.

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expenses” means the aggregate amount of all unpaid expenses incurred on or before the Closing and payable by the Company or Sellers to third parties (including, for the avoidance of doubt, employees of the Company) and incurred in connection with the preparation, execution and consummation of the Transaction, including, but not limited to: (i) fees and disbursements of attorneys, accountants financial advisors and other advisors and service providers (including, without limitation, any broker, finder or similar fee due or payable to any Person), and (ii) any sale bonus, stay bonus, retention bonus, change in control bonus or similar bonus, including any employment taxes payable with respect thereto, in each case which becomes payable in connection with the consummation of the Transaction and in each case which have not been paid as of the Closing.

“Transaction Form 8-K” has the meaning set forth in Section 7.5.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable as a result of or in connection with the Transaction.

“Transferred Employees” means the employees of the Company as of the Closing Date.

“Treasury Regulations” means the regulations promulgated under the Code by the Department of Treasury (whether in proposed, temporary or final form), as amended.

“Units” has the meaning set forth in the preamble.

“Unresolved Items” has the meaning set forth in Section 2.3(d).

“Waiver and Release Agreements” means the Waiver and Release of Claims, dated as of the date hereof, made by each of Michael Collester and Cathy Smith.

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“Year-End Financial Statements” has the meaning set forth in Section 4.6(a).

Section 1.2.          Interpretation.

(a)          References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b)          A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)          References to “$” or “dollars” refer to lawful currency of the United States.

(d)          Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e)          The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” mean “including without limitation”).

(f)          Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(g)          Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h)          The term “foreign” means non-United States.

ARTICLE II

pURCHASE AND SALE

Section 2.1.          Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, JetPay agrees to purchase and accept from the Sellers, and the Sellers agree to sell, transfer and deliver to JetPay, free and clear of all Encumbrances (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by JetPay under applicable securities laws and Permitted Encumbrances), all of the Units held by such Sellers as set forth in Section 2.1 of the Disclosure Schedule in exchange for the consideration set forth in Section 2.2. All payments made pursuant to this ARTICLE II shall be made to the Seller Payees in the proportions set forth on Section 2.1 of the Disclosure Schedule.

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Section 2.2.          Closing Date Consideration. Subject to adjustment pursuant to Section 2.3, at the Closing, JetPay shall deliver, or cause to be delivered the Closing Date Stock Consideration to the Seller Payees, and an amount in cash equal to the following (the “Adjusted Closing Date Cash Consideration”):

(a)          the Closing Date Cash Consideration;

(b)          plus the Estimated Closing Cash;

(c)          plus the Excess Amount, if any, or minus the Deficiency Amount, if any, as the case may be;

(d)          minus the Estimated Closing Indebtedness; and

(e)          minus the Estimated Transaction Expenses.

Section 2.3.          Purchase Price Adjustment.

(a)          The Company has delivered or caused to be delivered a written statement (the “Estimated Closing Statement”) setting forth (i) a projected balance sheet of the Company as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with GAAP applied on a basis consistent with the Interim Balance Sheet, and (ii) the Company’s calculations of (w) the estimated Net Working Capital as of the close of business on the Closing Date, immediately prior to giving effect to the Closing (the “Estimated Closing Net Working Capital”), (x) the estimated Closing Cash as of the close of business on the Closing Date, immediately prior to giving effect to the Closing (the “Estimated Closing Cash”) (y) the amount of any Indebtedness of the Company that shall not been paid as of the close of business on the Closing Date immediately prior to giving effect to the Closing (the “Estimated Closing Indebtedness”) and (z) the estimated amount of the Company’s Transaction Expenses, if any, each as of the close of business on the Closing Date (the “Estimated Transaction Expenses”), all in accordance with the accounting policies, methods, practices, principles and procedures (collectively, the “Agreed-Upon Determination Principles”) set forth on Section 2.3 of the Disclosure Schedule.

(b)          Within 60 days after the Closing Date, JetPay shall cause to be prepared, at its own expense, and deliver to the Sellers together with all work papers and back-up materials relating thereto, a written statement (the “Final Closing Statement”) setting forth (i) a balance sheet of the Company as of the close of business on the Closing Date, immediately prior to giving effect to the Closing, prepared in accordance with the Agreed-Upon Determination Principles, and (ii) JetPay’s final calculations of (w) the Estimated Closing Net Working Capital, (x) the Closing Cash, (y) the Estimated Closing Indebtedness and (z) the Estimated Transaction Expenses with such schedules and data as may be appropriate to support such determinations together with a certificate of the Chief Financial Officer of JetPay that the Final Closing Statement was prepared in accordance with the same Agreed-Upon Determination Principles set forth on Section 2.3 of the Disclosure Schedule.

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(c)          During the 30-day period immediately following the Sellers’ receipt of the Final Closing Statement, the Sellers will review the Final Closing Statement and, during normal business hours and upon reasonable notice, shall have access to the Company’s books and records and the working papers related to the preparation of the Final Closing Statement. The Final Closing Statement (including the determinations included therein) will become final, binding and conclusive upon JetPay and the Sellers (a) on the 30th day following the Sellers’ receipt thereof, unless JetPay receives from the Sellers prior to such 30th day written notice of the Sellers’ disagreement (a “Dispute Notice”) with any account or determination set forth in the Final Closing Statement or (b) on such earlier date as the Sellers notify JetPay that they do not dispute the Final Closing Statement. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”). The Dispute Notice shall be limited to disputes or objections based on mathematical errors or based on the final calculations contained in the Estimated Closing Net Working Capital, the Estimated Closing Cash, the Estimated Closing Indebtedness and the Estimated Transaction Expenses not being calculated in accordance with the definitions thereof. If the Sellers timely deliver a Dispute Notice, then the determination of the Adjusted Closing Date Cash Consideration (in accordance with the resolution described in clause (x) or (y) below, as applicable) will become final, binding and conclusive upon JetPay and the Sellers on the first to occur of (x) the date on which JetPay and the Sellers resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by JetPay and the Sellers in writing are finally resolved in writing by the Accounting Firm in accordance with Section 2.3(e). The Sellers shall be deemed to have agreed with all amounts and items contained in the Final Closing Statement to the extent such amounts and items are not raised in the Dispute Notice unless the Accounting Firm determines that the resolution of a specific Disputed Item materially impacts another item, whether or not specified by the Sellers as a Disputed Item.

(d)          During the thirty (30) days following delivery of a Dispute Notice, JetPay and the Sellers will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by JetPay and the Sellers will be deemed final, binding and conclusive on JetPay and the Sellers. If JetPay and the Sellers do not reach agreement on all of the Disputed Items during such 30-day period (or such longer period as they shall mutually agree), then at the end of such 30-day (or longer) period JetPay and the Sellers will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Accounting Firm to review and resolve such matters. The parties shall instruct the Accounting Firm (i) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by JetPay or the Sellers, and (ii) to make a final determination (the “Final Determination”) not later than thirty (30) days following submission of the Unresolved Items to the Accounting Firm. The Final Determination will be final, binding and conclusive on JetPay and the Sellers, effective as of the date the Accounting Firm’s written determination is received by JetPay and the Sellers. Each party will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Accounting Firm shall be allocated between JetPay, on the one hand, and Sellers, on the other hand, based upon a fraction (expressed as a percentage), (x) the numerator of which is the aggregate dollar value of the amount actually contested that is not awarded to JetPay or the Seller (as the case may be) and (y) the denominator of which is the aggregate dollar value of the amount actually contested between the parties. For purposes of the preceding sentence, the “amount actually contested” by each of JetPay and the Sellers shall be determined by reference to their respective written presentations submitted to the Accounting Firm pursuant to this Section 2.3(d). For example and solely for the purposes of illustration, if the Sellers claim that the appropriate adjustments are $1,000 greater than the amount determined by JetPay and if the Accounting Firm ultimately resolves the Unresolved Items by awarding to Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the dispute resolution process contemplated by this Section 2.3(d) will be allocated 30% (i.e., 300 ÷ 1,000) to JetPay and 70% (i.e., 700 ÷ 1,000) to Sellers.

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(e)          Upon the determination, in accordance with Sections 2.3(b), (c) and (d) above, of the Final Closing Statement and any Final Determination made, the Adjusted Closing Date Cash Consideration shall be recalculated using the amounts so determined pursuant to Sections 2.3(b) and 2.3(c) above in lieu of the amounts used pursuant to Section 2.2. The adjustment, if any, made pursuant to this paragraph (f) is referred to herein as the “Final Adjustment.” If the Adjusted Closing Date Cash Consideration as adjusted pursuant to the Final Adjustment is greater than the Adjusted Closing Date Cash Consideration paid on the Closing Date pursuant to Section 2.2, then JetPay shall pay or cause to be paid the amount of such excess to the Seller Payees. If the Adjusted Closing Date Cash Consideration as adjusted pursuant to the Final Adjustment is less than the Adjusted Closing Date Cash Consideration paid on the Closing Date pursuant to Section 2.2, then the Seller Payees shall pay the amount of such deficiency to JetPay. Any payment under this paragraph (e) shall be made in cash or same day funds within three (3) Business Days after the determination of the Final Adjustment pursuant to this Section 2.3(e) and shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.4.          Deferred Consideration. In addition to the Closing Date Consideration, the Seller Payees shall receive, by wire transfer of immediately available funds, two equal cash payments (collectively, the “Deferred Cash Consideration”) of one million two hundred thousand dollars ($1,200,000.00) on each of April 10, 2015 and April 10, 2016. On the Closing Date, JetPay shall deposit, or cause to be deposited, one million two hundred thousand dollars ($1,200,000.00) into a separate account for the purpose of satisfying its obligation to deliver the Deferred Cash Consideration on April 10, 2015. Such separate account shall be a “deposit-only” account, which shall be used solely to fund the Deferred Cash Consideration and the Sellers shall be granted a first priority security interest in such account. Any amounts payable pursuant to this Section 2.4 but not paid when due shall bear interest at a rate of six percent (6%) per annum.

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Section 2.5.          Contingency Consideration.

(a)          Within forty five (45) days after each of the first and second anniversaries of the Closing Date, JetPay shall prepare and deliver, or cause to be prepared and delivered, to the Sellers a statement (each, a “Net Revenue Statement”), which shall set forth in reasonable detail the Net Revenue for the twelve months ended on the first anniversary of the Closing Date and second anniversary of the Closing Date, respectively, calculated in accordance with the Agreed-Upon Determination Principles. JetPay shall also provide to the Sellers interim calculations of the Company’s Net Revenue for each calendar quarter within forty five (45) days after the end of such quarter, commencing with the first calendar quarter ending after the Closing.

(b)          During the thirty (30) days following delivery of a Net Revenue Statement, the Sellers shall review the Net Revenue Statement, and during normal business hours and upon reasonable notice, shall have access to JetPay’s books and records and the working papers related to the preparation of the Net Revenue Statement in the JetPay’s offices in Pennsylvania. Each Net Revenue Statement will become final, binding and conclusive upon JetPay and the Sellers (a) on the 30th day following the Sellers’ receipt thereof, unless JetPay receives from the Sellers prior to such 30th day, written notice of the Sellers’ disagreement (a “Revenue Dispute Notice”) with the determination of Net Revenue or (b) on such earlier date as the Sellers notify JetPay that it does not dispute the Net Revenue Statement. Any Revenue Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement as to the calculation of Net Revenue. The Revenue Dispute Notice shall be limited to disputes or objections based on errors in the final calculations contained in the Net Revenue Statement. If the Sellers timely deliver a Revenue Dispute Notice, then the determination of the Net Revenue Statement (in accordance with the resolution described in clause (x) or (y) below, as applicable) will become final, binding and conclusive upon JetPay and the Sellers on the first to occur of (x) within ten (10) days of the date on which JetPay and the Sellers resolve in writing all differences they have with respect to the Net Revenue Statement or (y)  within ten (10) days of the date on which all of the disputed items on the Net Revenue Statement that are not resolved by JetPay and the Sellers in writing are finally resolved in writing by the Accounting Firm in accordance with Section 2.5(d). The Sellers shall be deemed to have agreed with all amounts and items contained in a Net Revenue Statement that are not specifically set forth in a Revenue Dispute Notice.

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(c)          During the thirty (30) days following delivery of a Revenue Dispute Notice, JetPay and the Sellers will seek in good faith to resolve in writing any differences set forth on a Revenue Dispute Notice. If JetPay and the Sellers do not reach agreement on all differences set forth on a Revenue Dispute Notice during such 30-day period (or such longer period as they shall mutually agree), then at the end of such 30-day (or longer) period, JetPay and the Sellers will submit all unresolved items to the Accounting Firm to review and resolve such matters. The parties shall instruct the Accounting Firm (i) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by JetPay or the Sellers, and (ii) to make a final determination (a “Revenue Final Determination”) not later than thirty (30) days following submission of the any unresolved differences to the Accounting Firm. A Revenue Final Determination will be final, binding and conclusive on JetPay and the Sellers, effective as of the date the Accounting Firm’s written determination is received by JetPay and the Sellers. Each party will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Accounting Firm shall be allocated between JetPay, on the one hand, and Sellers, on the other hand, based upon a fraction (expressed as a percentage), (x) the numerator of which is the aggregate dollar value of the amount actually contested that is not awarded to JetPay or the Seller (as the case may be) and (y) the denominator of which is the aggregate dollar value of the amount actually contested between the parties. For purposes of the preceding sentence, the “amount actually contested” by each of JetPay and the Sellers shall be determined by reference to their respective written presentations submitted to the Accounting Firm pursuant to this Section 2.5(c). For example and solely for the purposes of illustration, if the Sellers claim that the appropriate adjustments are $1,000 greater than the amount determined by JetPay and if the Accounting Firm ultimately resolves the Unresolved Items by awarding to Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the dispute resolution process contemplated by this Section 2.5(c) will be allocated 30% (i.e., 300 ÷ 1,000) to JetPay and 70% (i.e., 700 ÷ 1,000) to Sellers.

(d)          Upon the finalization of a Net Revenue Statement, in accordance with this Section 2.5, JetPay shall pay, or cause to be paid, to the Seller Payees within ten (10) business days of such final determination, the product of (i) the amount by which the Net Revenue as finally determined on such Net Revenue Statement exceeds the Baseline Net Revenue, multiplied by (ii) 0.5 (such amount, if any, the “Contingency Consideration”); provided, that in no event shall the aggregate Contingency Consideration due and payable to the Seller Payees exceed five hundred thousand dollars ($500,000.00) and shall be treated as an adjustment to the purchase price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.6.          Code Section 483. With respect to the Deferred Cash Consideration under Section 2.4 and any other applicable payment hereunder, upon each payment to Seller Payees, JetPay shall treat as interest a sum equal to the minimum rate of interest which, at the date of Closing, is required to be treated as interest under Section 483 of the Code, the Treasury Regulations promulgated thereunder or other applicable Law. No party to this Agreement shall (nor shall any of its respective Affiliates or direct or indirect owners) take any position inconsistent with JetPay’s calculation of imputed interest on any Tax Return or in any Tax Contest except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign Law).

ARTICLE III

CLOSING

Section 3.1.          Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, on the date hereof following the satisfaction or waiver of the conditions set forth in ARTICLE VIII, or on such other date and time and at such other place as JetPay and the Sellers shall mutually agree. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 P.M on the Closing Date.

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Section 3.2.          Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a)          the Company and Sellers, as applicable, shall deliver or cause to be delivered to JetPay:

(i)          certificates representing (or similar evidence of ownership of) the Units (or other ownership interests) of the Company owned by the Sellers, if any, duly endorsed in blank or accompanied by powers duly executed in blank, or a written certification from the Sellers stating that no such certificates exist and accompanied by membership interest transfer certificates duly executed in blank;

(ii)         duly executed counterparts to each Ancillary Agreement to which such Person is party; and

(iii)        the certificates and other documents required to be delivered pursuant to Section 8.2.

(b)          JetPay shall deliver or cause to be delivered the following:

(i)          certificates representing the Closing Date Stock Consideration to the Seller Payees;

(ii)         duly executed counterparts to each Ancillary Agreement to which JetPay is party; and

(iii)        the certificates and other documents required to be delivered pursuant to Section 8.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Sellers hereby jointly and severally represent and warrant to JetPay as of the date hereof as follows:

Section 4.1.          Organization and Qualification; Subsidiaries. The Company is a private limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite power and authority to carry on its business as it now is being conducted. The Company is duly qualified to do business and is in good standing as a foreign limited liability company in all jurisdictions listed in Section 4.1 of the Disclosure Schedule, which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Business Material Adverse Effect. The Company (i) has no Subsidiaries, (ii) does not own an interest in any foreign entity and (c) does not own an interest in any entity, joint venture, arrangement or contract that is treated as a partnership for any purpose (including state law purposes or Tax purposes). The Company has made available to JetPay true and complete copies of the Company Organizational Documents, as amended to date, in each case, as in effect as of the date hereof.

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Section 4.2.          Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company proceedings are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement will when executed and delivered constitute, a valid, legal and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3.          No Conflict. Except as set forth in Section 4.3 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law to which such the Company is subject, (y) conflict with or violate the Company Organizational Documents, or (z) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any asset or property of the Company, or give to others any interests or rights therein under, any Contract to which the Company is a party or by which the Company may be bound or affected except, in the case of clauses (x) and (z), for any such violations, breaches or defaults, or for any such consents the failure of which to be obtained that, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

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Section 4.4.          Consents. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the validity and effectiveness immediately following the Closing of any Permit of the Company, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority at or prior to the Closing, except (a) as set forth in Section 4.4 of the Disclosure Schedule and (b) for filings, consents, approvals or clearances where the failure to make any such filing or obtain any such consent, approval or clearance would not prevent or materially delay the consummation by the Company of the Transaction.

Section 4.5.          Capitalization. Section 4.5 of the Disclosure Schedule lists the owners of the Company’s issued and outstanding Units and their respective ownership interest percentages. All of the Units have been duly and validly issued, fully paid, and non-assessable, and were not issued in violation of any preemptive or other similar rights, any agreement or other understanding binding upon the Company, and were issued in compliance with all Law and the Company’s Organizational Documents. Except as set forth in Section 4.5 of the Disclosure Schedule, there are no outstanding (i) securities convertible into, exchangeable for or carrying the right to acquire, membership interests of the Company, (ii) subscriptions, warrants, options, rights (including preemptive rights), or other arrangements or commitments (contingent or otherwise) obligating the Company to issue, transfer or sell, any of its membership interests or any interest therein or (iii) membership interest appreciation, phantom stock, profit participation or similar rights of the Company. The Company does not have any obligation to repurchase, redeem or otherwise acquire any membership interests or any interest therein or to pay any dividend or make any other distribution in respect thereof. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Units. There are no existing trusts, agreements or understandings (voting or otherwise) affecting the right of the Sellers to convey the Units to JetPay or any other right of the Sellers with respect to their membership interests in the Company. The Company does not own, directly or indirectly, any stock of or any other equity interest in any other Person, nor does it have a right or obligation to purchase any capital stock of or any other equity interest in any other Person.

Section 4.6.          Financial Statements.

(a)          Section 4.6(a) of the Disclosure Schedule sets forth accurate and complete copies of the following financial statements (i) the audited balance sheets of the Company as of each of December 31, 2013 and 2012 (the “Balance Sheets”), and (ii) the related audited statements of income, stockholders’ equity (deficit) and cash flows of the Company for fiscal years then ended, including the notes thereto (collectively, the “Year-End Financial Statements”).

(b)          Section 4.6(b) of the Disclosure Schedule sets forth accurate and complete copies of (i) the reviewed balance sheet of the Company as of June 30, 2014 (the “Interim Balance Sheet”), and (ii) the related reviewed statements of income, stockholders’ equity (deficit) and cash flows of the Company for the six month period then ended on a comparative basis to the same period in 2013 (together with the Interim Balance Sheet, the “Interim Financials” and, together with the Year-End Financial Statements, the “Financial Information”).

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(c)          The Financial Information has been prepared in accordance with the books and records of the Company, which books and records fairly reflect in all material respects all the assets, liabilities and operations of the Company. The Year-End Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, each of the balance sheets in the Financial Information fairly presents in all material respects the financial condition of the Company as of its respective date, and each statement of income in the Financial Information fairly presents in all material respects the results of operations of the Company for the period covered thereby. The Interim Financials have been prepared in accordance with GAAP except for the absence of footnotes and year-end adjustments, that if presented, would not differ materially from the Year-End Financial Statements.

(d)          The statutory books, records and accounts of the Company have been maintained in accordance with all applicable Laws. The statutory books, records and accounts of the Company are in the possession (or under the control) of the Company.

(e)          There exist no liabilities or obligations that are required by GAAP to be disclosed, reflected or reserved against in the Financial Information except (i) as disclosed, reflected or reserved against in the Interim Balance Sheet, (ii) for items specifically disclosed on Section 4.6(e) of the Disclosure Schedule or (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013 (the “Balance Sheet Date”).

(f)          The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of financial statements and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

Section 4.7.          Absence of Certain Changes or Events. Except in connection with the Transaction, since the Balance Sheet Date, (w) the Company has conducted the Business in the ordinary course consistent with past practice, (x) the Company has used its reasonable efforts to preserve for the Business the goodwill of the customers, suppliers and others having business relations with it, (y) there has been no Business Material Adverse Effect, nor has any event or circumstance or series of related events or circumstances, occurred that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, and (z) except as set forth in Section 4.7 of the Disclosure Schedule or consented to or approved by JetPay, none of the following has occurred:

(a)          any change in any method of accounting or accounting practice by the Company, except for any change required by reason of a change in GAAP;

(b)          any change in the assets, liabilities, sales, income or Business of the Company or in the Company’s relationships with suppliers, customers or lessors, other than changes which arose in the ordinary course of business consistent with past practice, which assets have a value in excess of $25,000;

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(c)          any split, combination, recapitalization or reclassification of the Units or, other than distributions to the Sellers in the ordinary course and consistent with past practice, the declaration, payment or setting aside of any distribution or other dividend (whether in cash, equity or property, or any combination thereof) in respect of the Units;

(d)          any change in the policies or practices of the Company with regard to pricing, the extension of discounts or credits to customers or collection of receivables from customers;

(e)          entrance into any Contract that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, if the Securities Act was applicable to the Company;

(f)           any creation, incurrence, assumption, modification, guarantee, endorsement or otherwise becoming liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness and incurred in the ordinary course of business and consistent with past practice;

(g)          any issuance, sale or creation of any Encumbrance on the Units;

(h)          any waiver, release, assignment, settlement or compromise of any Legal Proceeding;

(i)           any amendment, modification, assignment or termination of any Employment Contract or Benefit Plan, or the hiring of any new employee;

(j)           entrance into, or amendment or modification of, any Lease or sublease of any real property;

(k)          change in or making of any Tax election, change in any Tax accounting period, change in any Tax accounting method, or amendment of any material Tax Return;

(l)           any action that would result in a revocation or termination of the Company’s status as a validly electing S Corporation or other change to the Tax classification of the Company; and

(m)          any agreement or commitment to do any of the foregoing.

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Section 4.8.          Title. The Company has good and marketable title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its assets and properties (including those reflected on the Interim Balance Sheet or acquired thereafter, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of all Encumbrances, except for Permitted Encumbrances (collectively, the “Assets”). All Assets owned or leased by the Company are in the possession of or under the control of the Company. The Assets are adequate for the purposes for which they are presently used in the conduct of the Business. Except (i) as set forth in Section 4.8 of the Disclosure Schedule, on the Closing Date, the Assets will constitute substantially all of the assets and rights (including employees’ rights) necessary to conduct the Business in substantially the same manner as the Business is presently and proposed to be conducted. Except as set forth in Section 4.8 of the Disclosure Schedule, all of the Assets owned or leased by the Company, including without limitation those that are reflected on the Interim Balance Sheet, which are necessary for the operation of the Business as currently conducted, are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), and usable in a manner consistent with their respective current use, and comply with applicable Laws. To the Company’s Knowledge, there are no facts or conditions affecting any material Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such Assets.

Section 4.9.          Owned Real Property. The Company does not own, and has not owned at any time prior hereto, any real property.

Section 4.10.         Leases.

(a)          Section 4.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other agreements (the “Leases”) for the use and occupancy of real property to which the Company is a party or is bound (the “Leased Real Property”). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered to JetPay. The Leases are in full force and effect, and, except as set forth on Section 4.10(a) of the Disclosure Schedule, have not been modified or amended. Except as set forth in Section 4.10(a) of the Disclosure Schedule, (i) the Company is not, and to the Company’s Knowledge, no other party thereto is, in default or breach under the terms of any Lease, (ii) the Company is not obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. The Company has accepted possession of the Leased Real Property demised pursuant to the Leases and is in actual possession thereof and has not subleased, assigned, encumbered or hypothecated its leasehold interest or granted any right of occupancy, possession or enjoyment of any of the Leased Real Property to any other Person.

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(b)          To the Company’s Knowledge (i) the current use of the Leased Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property, or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operation of the Leased Real Property to which they relate or materially adversely affect the value thereof for its current use, (ii) the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws, rules and regulations affecting the Leased Real Property, and the Company has not received any notice of any material violation or claimed material violation by the Company of any such Laws, rules and regulations with respect to the Leased Real Property which have not been resolved, (iii) there are no proposed special assessments, or proposed material changes in property tax or land use or other Laws affecting the Leased Real Property, (iv) all Permits required in connection with the operation of the Leased Real Property and all improvements thereon and the conduct of the Business thereon have been duly obtained, are in full force and effect and no proceedings are pending or threatened which could lead to a revocation or other impairment of any thereof and (v) the building and other improvements at the Leased Real Property are structurally sound and the systems located therein are adequate to service the normal operations of the Company at the Leased Real Property. To the Company’s Knowledge, there are no circumstances (including, without limitation, any notice of eminent domain or condemnation proceedings) which could adversely restrict the continued possession, use or quiet enjoyment of any Leased Real Property.

Section 4.11.         Working Capital Assets. All of the outstanding accounts and notes receivable of the Company have arisen in the ordinary course of business in connection with bona-fide business transactions. The amounts of accounts and notes receivable reflected in the Financial Information, or with respect to accounts and notes receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company, have been recorded in accordance with GAAP consistently applied. All of the outstanding accounts receivable deemed uncollectible have been reserved against in the Financial Information in accordance with GAAP.

Section 4.12.         Intellectual Property.

(a)          Section 4.12(a) of the Disclosure Schedule lists all issued patents, registered trademarks, registered copyrights, registered domain names and all applications for the registration or issuance of any of the foregoing owned by the Company (collectively, the “Business Registered Intellectual Property”), indicating as to each item as applicable: (i) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (ii) the respective issuance, registration, or application number of the item, and (iii) the dates of application, issuance or registration of the item.

(b)          Each item of the Business Registered Intellectual Property is (i) subsisting in good standing, and not the subject of any pending or, to Company’s Knowledge, threatened proceeding before any Governmental Authority challenging its extent, validity, enforceability or the Company’s ownership thereof, and (ii) to the Company’s Knowledge, valid and enforceable. The Company has taken or will take prior to the Closing Date steps reasonably necessary to cause all necessary registration, maintenance and renewal fees due for payment no later than the Closing Date in connection with such Business Registered Intellectual Property to be paid in a timely manner. All registration, maintenance and renewal documents, declarations, affidavits and other filings due no later than the Closing Date and necessary to maintain such Business Registered Intellectual Property against cancellation or abandonment have been or will be filed, paid or taken in a timely manner with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be.

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(c)        Section 4.12(c) of the Disclosure Schedule lists all material written licenses, sublicenses, consents and other agreements:

(i)          by which the Company is authorized to use Intellectual Property that is used by the Company in its Business; and

(ii)         by which the Company authorizes a third party to use any Intellectual Property owned by the Company.

Except as set forth in Section 4.12(c) of the Disclosure Schedule, the Company has delivered or made available to JetPay copies of all of the licenses, sublicenses, consents and other agreements described in the preceding clauses (i) and (ii) that are true, correct and complete in all material respects, together with all material amendments thereto.

(d)          The Company has taken commercially reasonable steps to protect the confidential information and trade secrets of the Business.

(e)          The Company owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the Intellectual Property used in the Business as presently or proposed to be conducted, free and clear of all Encumbrances.

(f)          Except as set forth in Section 4.12(f) of the Disclosure Schedule, no computer software owned, purported to be owned, or developed for use in the Business includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons, or (iii) prevent the Company from claiming ownership of or otherwise enforcing Intellectual Property rights in such software.

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(g)          The Company does not have any pending, unresolved notice, claim, demand or other assertion from any other Person, including for the avoidance of doubt, any cease and desist letter or offer of license, (i) alleging any infringement, dilution or misappropriation by the Company of any other Person’s Intellectual Property, (ii) challenging or questioning the right of the Company to use any of the Intellectual Property used in connection with the operation and conduct of the Business or (iii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned by the Company. Except as set forth in Section 4.12(g) of the Disclosure Schedule, to the Company’s Knowledge (i) the operation of the Business as currently conducted does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) the Intellectual Property owned or licensed by the Company or used in the operation of the Business has not been infringed, diluted or misappropriated by any other Person. Except as set forth in Section 4.12(g) of the Disclosure Schedule, the Company is not a party to, and no Intellectual Property owned by the Company is the subject of, any pending, or to the Company’s Knowledge, threatened proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or a challenge by a third party to the ownership, use, validity or enforceability of any of any such Intellectual Property. Except as set forth in Section 4.12(g) of the Disclosure Schedule, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against the Company with respect to Intellectual Property owned by or licensed to the Company, and the Company is not in breach or violation of any such orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator).

(h)          The Company’s information technology systems used in the Business, including all computer hardware and software, perform reliably and in material conformance with the appropriate specifications or documentation for such Company systems. As of the Closing, the Company’s collection, storage, maintenance, and use of any personally identifiable information complies with all applicable privacy and data security laws in all material respects. The Company has taken commercially reasonable steps to protect against any anticipated or actual threats or hazards to the security or integrity of any personally identifiable information, and from the loss of any personally identifiable information consistent with its current operations. To the Company’s Knowledge, there has been no unauthorized access to or use of, or any security breach relating to or affecting, any personally identifiable information.

Section 4.13.         Contracts. Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which the Company is a party or by which it is bound:

(a)          Contracts relating to the acquisition or disposition, outside the ordinary course of business consistent with past practice, of assets or securities of any other Person or for the grant to any Person of any preferential rights to purchase any of such assets or securities other than in the ordinary course of business, since January 1, 2009;

(b)          Contracts for joint ventures, partnerships or sharing of profits or proprietary information;

(c)          Contracts containing covenants limiting the right of the Company to compete in any line of business or with any Person in any geographical area or from soliciting or hiring any Person with respect to employment, or covenants limited the right of any other Person to compete with the Company in any line of business or in any geographical area or from soliciting or hiring any Person with respect to employment except, with respect to covenants not to solicit or hire, for any such Contracts in the ordinary course with customers and suppliers;

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(d)         Contracts evidencing Indebtedness (whether incurred, assumed or guaranteed by the Company or secured by any Asset);

(e)         Contracts under which the Company is required to provide continuing indemnification or a guarantee of obligations of any Person in excess of $50,000, except for any such Contracts in the ordinary course with customers and suppliers;

(f)          Contracts under which the Company has advanced or loaned any amount to any of its managers, officers and employees which remain unsatisfied or unforgiven;

(g)         Contracts that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if the Securities Act was applicable to the Company;

(h)         Contracts required to be listed in Section 4.12(c) of the Disclosure Schedule;

(i)          Contracts relating to the development of any Intellectual Property used in the Business (including, for the avoidance of doubt, any computer software developed for use in the Business);

(j)          Contracts with a Governmental Authority;

(k)         Contracts providing for indemnification of any officer or manager of the Company, other than any existing directors’ and officers’ insurance policy and as provided in Company’s Organizational Documents, as currently in effect;

(l)          Contracts granting a power of attorney or similar power by the Company for any purpose whatsoever;

(m)        Contracts entered into since January 1, 2009, involving any resolution or settlement of any actual or threatened Legal Proceeding or which imposed material continuing obligations on the Company; and

(n)        other Contracts (other than those listed in clauses (a) through (n) of this Section 4.13 and other than the Employment Contracts) (A) with a term longer than 90 days from the date hereof that involve payments by the Company in excess of $50,000 per year; or (B) with a term of less than one (1) year from the date hereof that involve payments by the Company in excess of $50,000, that are not terminable by the Company upon sixty (60) days’ notice or less without liability, premium or penalty.

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Except as set forth in Section 4.13 of the Disclosure Schedule, and assuming due authorization, execution and delivery by the other parties thereto, each Contract listed in Section 4.13 of the Disclosure Schedule, each Employment Contract and each Lease listed in Section 4.10(a) of the Disclosure Schedule is valid and is binding on the Company and, to the Company’s Knowledge, each other party thereto and is in full force and effect. Except as set forth in Section 4.13 of the Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any other party thereto, is in default or breach in any material respect under the terms of, nor has the Company received any notice of any material default or breach under, any such Contract, Employment Contract or Lease, and no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration or termination of any such Contract, Employment Contract or Lease or the loss of any material benefit thereunder. The Company has delivered or made available to JetPay true, correct and complete copies of all Contracts listed in Section 4.13 of the Disclosure Schedule and of all Employment Contracts, together with all amendments thereto. Neither the Company nor, to the Company’s Knowledge, any other party thereto, has provided or received any notice of any intention to terminate any Contract or Lease.

Section 4.14.         Litigation. Except for collections lawsuits filed by the Company against merchants in the ordinary course of business and not involving amounts under dispute in excess of $25,000 and except as set forth in Section 4.14 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its assets (or, to the Company’s Knowledge, against any of the officers or managers of the Company related to their business duties, which interfere with their business duties, or as to which the Company has any indemnification obligations) at law, in equity or otherwise, in, before, or by, any Governmental Authority. Except as set forth in Section 4.14 of the Disclosure Schedule, there are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company or any of its assets, or with respect to the Business.

Section 4.15.         Compliance with Laws. Since January 1, 2009, the Company has at all times been in compliance in all material respects with all applicable Laws. Except as set forth in Section 4.15 of the Disclosure Schedule, since January 1, 2009, the Company has not received any written notice of any material violation of any applicable Law. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company has all Permits required to conduct its Business as presently conducted and has provided JetPay copies of each such Permit. Each Permit is in full force and effect and the Company is in compliance with each such Permit in all material respects.

Section 4.16.         Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Schedule:

(a)          the Company is and has been in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining in good standing, applying for timely renewal of and complying in all material respects with all Permits required by applicable Environmental Laws (“Environmental Permits”);

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(b)          the Company has not received any, and to the Company’s Knowledge there are no, unresolved written or otherwise unambiguous, notices, citations, summonses, orders, complaints, penalties, claims, investigations, requests for information, demands or reviews by any Governmental Authority or any other Person in connection with the Business (x) with respect to any material violation or alleged violation of or material liability under any applicable Environmental Law, (y) with respect to any alleged failure to have or comply with any material Environmental Permit or (z) with respect to the exposure to, presence, Release, treatment, storage, disposal, transportation, or the making of arrangements for the treatment, storage, disposal or transportation, of any Hazardous Substance, in each case that would reasonably be expected to give rise to any material liability of the Company under any Environmental Laws and, to the Company’s Knowledge, no such notice, citation, summons, order, complaint, penalty, claim, investigation, request for information, demand or review against or involving the Company or the Business has been threatened by any Governmental Authority or other Person; and

(c)          to the Company’s Knowledge, no facts, events, circumstances or conditions exist, or existed, with respect to the Company, the Business, any Leased Real Property or any real property formerly owned, operated or leased by the Company or in connection with the Business that would reasonably be expected to result (with or without notice or lapse of time or both) in the Company incurring a material liability pursuant to Environmental Law or in connection with any Hazardous Substance.

Section 4.17.         Employee Benefit Matters.

(a)          Section 4.17(a) of the Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan. Any Benefit Plan that is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate pursuant to the terms of an agreement with a professional employer organization, including any such Benefit Plan for which the Company or any ERISA Affiliate have any liability, shall be specifically identified as such in Section 4.17(a) of the Disclosure Schedule. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b)          As applicable with respect to the Benefit Plans, the Company has delivered to JetPay true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the three most recently filed annual reports (Form 5500 and all schedules thereto), (v) the three most recent summary annual reports, financial statements and trustee reports, and (vi) all records, notices and filings made, or received, by the Company or any ERISA Affiliate during the last three years concerning IRS or DOL audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c)          The Company and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such plan is qualified and exempt from U.S. federal income Tax under Sections 401(a) and 501(a), respectively, of the Code and each such Benefit Plan is so qualified and exempt from U.S. federal income Tax.

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(d)          The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable. With respect to any Benefit Plan, neither the Company nor any ERISA Affiliate has sought reimbursement under the retiree reinsurance program provided for in the Healthcare Reform Law.

(e)          All payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected in the Financial Information.

(f)           Neither the Company, nor any ERISA Affiliate, or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the Transaction, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, the Company, any ERISA Affiliate or JetPay or any of its Affiliates to a Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)          No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of the Company, and no asset of any ERISA Affiliate which is to be acquired by JetPay or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(F), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h)          Neither the Company nor any ERISA Affiliate thereof has ever contributed to or been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does the Company or any ERISA Affiliate thereof have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(i)           No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a plan qualified under Section 401(a) of the Code.

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(j)           Except as set forth in Section 4.17(j) of the Disclosure Schedule, the execution of, and performance of the Transaction will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any employee, former employee, manager, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, manager, officer or independent contractor of the Company, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, manager, officer or independent contractor of the Company has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k)          There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l)           Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.

(m)         Neither the Company nor any ERISA Affiliate thereof has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). Neither the Company nor any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.

Section 4.18.         Taxes. Except as set forth in Section 4.18 of the Disclosure Schedule:

(a)          All Tax Returns required to be filed on or before the Closing Date by the Company have been duly and timely filed and such Tax Returns are true, correct and complete. All Taxes due and owing by the Company (whether or not shown on a Tax Return) have been duly and timely paid.

(b)          The Company has withheld or collected all Taxes required to have been withheld or collected by applicable Law, and has remitted or paid all such Taxes to the applicable Governmental Authority; all forms and Tax Returns required to be prepared in connection therewith have been properly completed and timely filed.

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(c)          No claim has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax in that jurisdiction. The Company is not aware of any factual basis for such a claim or assertion with respect to Pre-Closing Date Tax Periods. Section 4.18(c) of the Disclosure Schedule sets forth all of the U.S. and foreign jurisdictions where the Company files Tax Returns or is otherwise subject to Tax.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)          The Company is not currently subject to any Tax Contest by any Governmental Authority and is not otherwise a party to any action involving a Governmental Authority that is related to Taxes. The Company has not been notified nor is it aware that any Governmental Authority (i) intends to conduct or initiate a Tax Contest or initiate such an action; (ii) is requesting additional information related to a Tax Return or Tax matters; or (iii) is asserting a deficiency or proposing an adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company.

(f)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

(g)          The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, other than with respect to the allocation provisions in the Company’s operating agreement.

(h)          The Company has not (i) agreed to nor has it been required to make any adjustments pursuant to Section 481(a) of the Code or any corresponding or similar provision of state, local or foreign Law by reason of a change in accounting method, and no Governmental Authority has proposed any such adjustment or change in accounting method; (ii) filed an application pending with any Governmental Authority requesting permission for any changes in accounting methods; or (iii) been the subject of a Tax ruling that would have continuing effect after the Closing Date.

(i)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax year or period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any Pre-Closing Date Tax Period; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) installment or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Section 108(i) of the Code or (vi) for any other reason.

(j)          The Company has not (i) engaged in any reportable transaction as defined in Section 6707A(c)(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) or a listed transaction as defined in Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Law), or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code, any provision thereof or any similar provision of state, local or foreign Law that would have continuing effect after the Closing.

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(k)          The Company is not and has not been a party to any transaction governed by Section 355 or Section 368 of the Code (or any corresponding or similar provision of state, local or foreign Law) except as contemplated by this Agreement.

(l)           Section 4.18(l) of the Disclosure Schedule lists (i) the effective date of any election made by or on behalf of the Company pursuant to Section 1362 of the Code to be treated as an S Corporation (or any corresponding or similar provision of state, local or foreign Law); (ii) the effective date of any election made under any other provision of foreign, state or local Law which has a similar effect; (iii) a description of any other prior changes to the Tax status of the Company, if any; and (iv) the U.S. states or local jurisdictions where the Company is treated as an S Corporation (or any corresponding or similar entity type).

(m)         The Company has been a valid S Corporation for U.S. federal and state income Tax purposes at all times since the effective date of its election and for all state and local tax purposes where the Company is or may be subject to Tax and the Sellers or the Company have provided valid copies of all original elections described in Section 4.18(m) of the Disclosure Schedule and notices of acceptances from the relevant Governmental Authority of such elections.

(n)          Except as set forth on Section 4.18(n) of the Disclosure Schedule, the Company has not, in the past ten (10) years (i) acquired assets from another corporation in a transaction in which its tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary, or (iii) been treated or classified as other than a valid S Corporation for U.S. federal income Tax purposes. The Company has not become a successor to another corporation following an acquisition of assets from that corporation in a transaction described in Section 381 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(o)          Except as set forth on Section 4.18(o) of the Disclosure Schedule, no Taxes are required to be withheld from any payment or other consideration made pursuant to this Agreement and no direct or indirect Taxes will be imposed on the Company or JetPay as a result of the transactions contemplated by this Agreement.

(p)          Except as set forth on Section 4.18(p) of the Disclosure Schedule, the Company does not have any “net unrealized built-in” gain within the meaning of Section 1374 of the Code (or any corresponding or similar provision of state, local or foreign Law).

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Section 4.19.         Employee Relations.

(a)          Except as set forth in Section 4.19(a) of the Disclosure Schedule, the Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, or to the Company’s Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which the Company is a party. The Company has not experienced any strike, lockout, slowdown or work stoppage at any time. There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to the Company’s Knowledge, union organizing activity by or for the benefit of the employees of the Company or otherwise affecting the Company.

(b)          The Company has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including but not limited to all applicable Laws respecting terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, age, race, sex and disability discrimination, immigration control, and the payment and withholding of Taxes. The Company has not been and is not engaged in any unfair labor practice. Except as set forth in Section 4.19(b) of the Disclosure Schedule, there are no pending or to the Company’s Knowledge, threatened, claims against the Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Company (including by any Governmental Authority) on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including but not limited to the Worker Adjustment and Retraining Notification (WARN) Act and any similar state or local law, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any regulation relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, or (xii) any violation of any other Law relating to labor, employment or employment practices, and the Company is not aware of any such claims which have not been asserted.

(c)          The Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Company. Except as set forth in Section 4.19(c) of the Disclosure Schedule, the employment of each employee of the Company is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.

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(d)          Section 4.19(d) of the Disclosure Schedule accurately sets forth, with respect to each current employee of the Company (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification, date of hire and exempt/non-exempt status of each employee; (ii) each employee’s annualized base compensation and all bonuses or other incentive compensation paid to such employee for 2013 and paid to or to which such employee is likely to be entitled for 2014; (iii) the number of hours of sick-time that each employee has accrued as of the date hereof; (iv) the number of hours of vacation and personal time that each employee has accrued as of the date hereof; and (v) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status.

(e)          Section 4.19(e) of the Disclosure Schedule accurately sets forth the number of employees terminated by the Company since December 31, 2013, and sets forth an accurate and complete list of the following information for each employee who has been terminated or laid off, or whose hours of work have been reduced by more than 50% since such date: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned.

Section 4.20.         Insurance. Section 4.20 of the Disclosure Schedule contains a complete and correct list of all policies and contracts for insurance (including coverage amounts, policy numbers, issuer, type of insurance and expiration dates) of which the Company is the owner, insured or beneficiary or covering any of the assets of the Company (the “Insurance Policies”), copies of which have been made available or previously delivered to JetPay. All premiums due and payable have been timely paid. All Insurance Policies are in full force and effect and the Company has not received any notice of increase in premiums, cancellation or non-renewal thereunder. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth in Section 4.20 of the Disclosure Schedule: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding claims under the Insurance Policies; (c) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment other than in the ordinary course of business (i.e., workers compensation audits); (d) since January 1, 2012, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received; and (e) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance since January 1, 2012.

Section 4.21.         Brokers. The Company has not retained any broker, finder or investment banking firm to act on its behalf which is entitled to any fee or commission upon consummation of the Transaction.

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Section 4.22.         Employment Contracts; Compensation Arrangements; Officers and Managers. Section 4.22 of the Disclosure Schedule sets forth a true, correct and complete list of (a) all Contracts to which the Company is a party or by which it is bound providing for the employment of any individual on a full-time, part-time or consulting or other basis and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (b) the names, titles and current annual salary, including any bonus, if applicable, of all present managers, officers, employees, consultants and agents of the Company, whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $50,000, together with a statement of the full amount of all remuneration paid by the Company to each such Person during the twelve (12)-month period ending December 31, 2013.

Section 4.23.         Customers. The Company has provided to JetPay a true, correct and complete list setting forth (i) the names and addresses of the ten (10) largest customers that generated revenue for the Company during the twelve-month period ended December 31, 2013 and (ii) the dollar amount of revenues earned by the Company from such customers during such period. The Company is not, or to the Company’s Knowledge, any other party thereto is not, in default or breach in any material respect under the terms of, nor has the Company received any notice of any material default or breach under, any such customer Contract, and, to the Company’s Knowledge, no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration or termination of any such customer Contract or the loss of any material benefit thereunder. Since December 31, 2013, the Company has not received any written notice from any such customer that any such customer has terminated or cancelled, or will terminate or cancel, its business relationship with the Company. To the Company’s Knowledge, no such customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

Section 4.24.         Payoff Letters. The Company has delivered, or cause to be delivered, to JetPay a payoff letter executed by each lender of Estimated Closing Indebtedness (excluding any Estimated Closing Indebtedness that consists solely of the Transaction Expenses), effective as of the Closing Date and in form and substance reasonably satisfactory to JetPay, which (i) sets forth the total amount required to be paid to fully satisfy all obligations, fees and expenses related to the Estimated Closing Indebtedness as of the Closing Date (including any per diem or similar ticking fee), and (ii) provide for, among other things, the release, discharge, removal and termination of all Encumbrances on the assets of the Company arising under any applicable credit facility and related agreements upon payment of the amounts set forth therein (such payoff letters collectively, together with the required discharge statements, termination statements and originals of all pledged collateral to be returned to the Company, the “Payoff Letters”). The Company has promptly delivered all notices, terminated all commitments and taken all other actions reasonably necessary to facilitate the repayment in full and termination of the Estimated Closing Indebtedness and the release of any related Encumbrances, effective as of the Closing.

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Section 4.25.         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT NEITHER THE COMPANY NOR THE SELLERS MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. JETPAY ACKNOWLEDGES THAT IT IS NOT RELYING AND HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLES IV AND VI.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF JETPAY

JetPay represents and warrants to the Sellers as of the date hereof as follows:

Section 5.1.          Organization. JetPay is a corporation duly organized, validly existing, and except as set forth on Section 5.1 of the Disclosure Schedule, in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted.

Section 5.2.          Authorization. JetPay has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of JetPay, and no other corporate proceedings are necessary to authorize this Agreement or for JetPay to consummate the transactions contemplated hereby. This Agreement has been, and each Ancillary Agreement to which JetPay is a party will be, duly executed and delivered by JetPay and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a valid, legal and binding agreement of JetPay, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.          No Conflict. Except as set forth in Section 5.3 of the Disclosure Schedule, the execution, delivery, and performance by JetPay of this Agreement and any Ancillary Agreement to which JetPay is a party, and the consummation by JetPay of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of Law to which JetPay is subject, (y) conflict with or violate JetPay’s Organizational Documents or (y) violate or result in a breach of or constitute a default (or an event which would, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of JetPay, or give to others any interests or rights therein under, any Contract to which JetPay is a party or by which it may be bound or affected except, in the case of clauses (x) and (z), for any such violations, breaches or defaults, or for any such consents the failure or which to be obtained that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

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Section 5.4.          Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by JetPay do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority at or prior to the Closing, except (a) as set forth in Section 5.4 of the Disclosure Schedule and (b) for filings, consents, approvals or clearances where the failure to make any such filing or obtain any such consent, approval or clearance would not prevent or materially delay the consummation by JetPay of the Transaction.

Section 5.5.          Brokers. JetPay has not retained any broker, finder or investment banking firm to act on its behalf that is entitled to any fee or commission upon consummation of the Transaction.

Section 5.6.          SEC Filings. JetPay has filed and furnished in a timely manner all filings, reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “JetPay SEC Documents”). As of their respective effective dates (in the case of JetPay SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other JetPay SEC Documents), the JetPay SEC Documents have complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such JetPay SEC Documents, and none of the JetPay SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.7.          Capitalization.

(a)          As of the date of this Agreement and after giving effect to the sale of 2,000,000 shares of JetPay Common Stock under this Agreement and the concurrent sale and issuance of 20,000 shares of JetPay Series A Convertible Preferred Stock, the authorized capital stock of JetPay consists of 100,000,000 shares of JetPay Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “JetPay Preferred Stock”), of which 13,863,823 shares of JetPay Common Stock, 58,000 shares of Series A Convertible Preferred Stock, 9,000 shares of Series A-1 Convertible Preferred Stock and no shares of Series A-2 Convertible Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

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(b)          Except as described in the JetPay SEC Documents, there are no outstanding (i) securities convertible into, exchangeable for or carrying the right to acquire, equity securities of JetPay, (ii) subscriptions, warrants, options, rights (including preemptive rights), or other arrangements or commitments (contingent or otherwise) obligating JetPay to issue, transfer or sell, any of its equity securities or any interest therein or (iii) stock appreciation rights, phantom stock interests, profit participation or similar rights of JetPay. Except as described in the JetPay SEC Documents, JetPay does not have any obligation to repurchase, redeem or otherwise acquire any equity interest or any interest therein or to pay any dividend or make any other distribution in respect thereof. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of JetPay, other than Encumbrances created by Sellers. There are no existing trusts, agreements or understandings (voting or otherwise) affecting the right of JetPay to convey JetPay Common Stock or any other right of JetPay with respect to the capital stock of JetPay. Other than as listed in the JetPay SEC Documents and in Section 5.7(b) of the Disclosure Schedule, JetPay does not own, directly or indirectly, any stock of or any other equity interest in any other Person, nor does it have a right or obligation to purchase any stock of or any other equity interest in any other Person. All shares of JetPay Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c)          The shares of JetPay Common Stock to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

Section 5.8.          Litigation. Except as set forth in the JetPay SEC Documents, there are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against JetPay that would prevent or materially delay the consummation by JetPay of the Transaction pursuant to the terms hereof.

Section 5.9.          NASDAQ Listing. The JetPay Common Stock is listed on NASDAQ. JetPay is in compliance in all material respects with the requirements of NASDAQ for continued listing of the JetPay Common Stock thereon and there is no action or proceeding pending or, to JetPay’s Knowledge, threatened against JetPay by NASDAQ or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the listing of the JetPay Common Stock on NASDAQ.

Section 5.10.         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, JETPAY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO JETPAY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. EACH SELLER ACKNOWLEDGES THAT IT IS NOT RELYING AND HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally, and not jointly, represents and warrants to JetPay as of the date hereof as follows:

Section 6.1.          Title. The Seller is the record and beneficial owner of, and have good and marketable title to, the ownership percentage of the Units set forth opposite such Seller’s name on Section 6.1 of the Disclosure Schedule. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Units. Other than the Units held by the Sellers or as set forth on Section 6.1 of the Disclosure Schedule, the Sellers have no other equity or other interest in the Company. Except as set forth on Section 6.1 of the Disclosure Schedule, there are no existing trusts, agreements or understandings (voting or otherwise) affecting the right of the Seller to convey its Units to JetPay or any other right of the Sellers with respect to its membership interests.

Section 6.2.          Authorization. The Seller has the right, power, and authority to execute and deliver this Agreement and the Ancillary Agreements to which he or she is a party, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to transfer, convey, and sell to JetPay at the Closing the Units to be sold by the Seller hereunder.

Section 6.3.          Litigation. There are no material judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Seller that would prevent or materially delay the consummation by the Seller of the Transaction pursuant to the terms hereof.

Section 6.4.          Investment Status. The Seller receiving JetPay Common Stock pursuant to the Transaction represents and warrants on his or her own behalf as follows:

(a)           S/he is acquiring a beneficial interest in JetPay Common Stock for his or her own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. Such Seller acknowledges that the JetPay Common Stock to be received in connection with the Transaction has not been registered under the Securities Act or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available.

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(b)          The Seller (i) has knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of the investment in the JetPay Common Stock, (ii) understands and has taken cognizance of all risk factors related to the investment in the JetPay Common Stock, (iii) has been represented by counsel and/or advisors in connection with the execution and delivery of this Agreement, and (iv) is able to bear the economic risk of the investment in the JetPay Common Stock.

(c)          Michael Collester is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(d)         Such Seller is not acquiring the JetPay Common Stock as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to such Seller in connection with investments in securities generally.

Section 6.5.          JetPay Common Stock. Neither the Seller, nor any of his or his Affiliates, own beneficially or of record any shares of JetPay Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of JetPay Common Stock except as set forth on Section 6.5 of the Disclosure Schedule.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1.          Further Assurances.

(a)          Subject to the terms and conditions of this Agreement and Section 7.1(b) and Section 7.1(c) below, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transaction, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions described herein, and (iii) execute and deliver any additional instruments necessary to consummate the Transaction.

(b)          The Sellers and JetPay shall cooperate and use commercially reasonable efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that except as otherwise set forth herein, neither the Sellers or any of their Affiliates nor JetPay or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver.

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(c)          Notwithstanding the foregoing, nothing contained in this Agreement shall require or obligate any party or its Affiliates to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the assets or operations of the Company or any of their Affiliates or JetPay or any of its Affiliates.

(d)          All information provided to or obtained by any party heretofore or hereafter shall be held in confidence by the relevant party in accordance with and subject to the terms of the Mutual Non-Disclosure Agreement, dated October 28, 2013, between JetPay and the Company (the “Confidentiality Agreement”); provided, that, JetPay may disclose such information to any lenders from whom JetPay is seeking financing if JetPay and such lender have entered into a confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement.

Section 7.2.          Public Announcements. Except as otherwise provided herein, the timing and content of all announcements regarding any aspect of this Agreement and the transactions contemplated hereby to the financial community, Governmental Authorities, or the general public shall be mutually agreed upon in advance by the Sellers and JetPay; provided, however, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law. Notwithstanding the foregoing, each party shall use commercially reasonable efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement. This Section 7.2 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require JetPay to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 7.3.          Consents and Waivers. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to the Sellers and JetPay, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party promptly after receipt thereof, and copies of such notices shall be delivered to the other party promptly after the making thereof. Any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by JetPay after the Closing.

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Section 7.4.          Post-Closing Obligations of JetPay and the Company

(a)          JetPay shall, or shall cause its Affiliates to, continue to provide the Transferred Employees, during the period commencing on the Closing Date and ending on the first anniversary of the date of this Agreement (or such earlier date as the applicable Transferred Employee’s employment terminates), with annual base pay, annual bonus opportunities and benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing Date; provided, however, that JetPay and its Affiliates shall not be required to provide equity-based compensation to the Transferred Employees. JetPay shall or shall cause its Affiliates to credit Transferred Employees for services performed with the Company or its Affiliates on and prior to the Closing Date for purposes of vesting and eligibility under any employee benefit plan sponsored by JetPay for which Transferred Employees become eligible to the extent permissible under such plans sponsored by JetPay; provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits to any Transferred Employee with respect to the same period of service for such Transferred Employee.

(b)          Nothing in this Agreement shall restrict the ability of JetPay or its Affiliates to terminate the employment of any Transferred Employee for Cause at any time after the Closing Date. Nothing in this Section 7.4 or any other provision of this Agreement shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement (including any Benefit Plan transferred to JetPay or any of its Affiliates) or (ii) limit the ability of JetPay or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by JetPay or any of its Affiliates (including any Benefit Plan transferred to JetPay or any of its Affiliates).

(c)          The Company agrees to maintain in effect the tax qualified defined contribution retirement plan in which Transferred Employees currently participate (the “401(k) Plan”) in accordance with applicable law, continue to make all required contributions and distributions thereto or therefrom as and when due and take (or refrain from taking) any action otherwise necessary to preserve the tax-qualified status of the 401(k) Plan. If JetPay provides such written notice, the Company shall take all action necessary to terminate the 401(k) Plan and shall provide JetPay evidence that the 401(k) Plan has been terminated pursuant to resolutions of the Company’s Manager (the form and substance of which resolutions shall be subject to review and approval of the JetPay), effective as of the day immediately preceding the Closing Date.

(d)          For the twenty-four (24)-month period following the Closing Date, JetPay shall not take any action or omit to take any action that is intentionally designed with the purpose of frustrating the Company’s ability to generate Net Revenue sufficient to make the maximum Contingency Consideration payable to the Sellers.

Section 7.5.          Form 8-K Filings. JetPay and the Sellers shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, JetPay shall file with the SEC, a Current Report on Form 8-K, pursuant to the Exchange Act, announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”). JetPay and the Sellers have prepared a press release announcing the consummation of the transactions contemplated hereby (the “Press Release”). Simultaneously with the Closing, JetPay shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

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Section 7.6.          Non-competition; Non-solicitation.

(a)          For a period of three years commencing on the Closing Date (the “Restricted Period”), each of the Sellers (each, a “Non-compete Party”) shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory except with respect to the Company, JetPay or their respective Subsidiaries; (ii) have an interest in any Person (other than the Company or JetPay) that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; (iii) intentionally interfere in any material respect with the business relationships (whether formed before or after the date of this Agreement) between the Company, JetPay or their Subsidiaries and customers or suppliers of the Company, JetPay or their Subsidiaries; or (iv) solicit or attempt to solicit, directly or indirectly, any of the customers or suppliers of the Company, JetPay or their subsidiaries for the purposes of diverting business or services from the Company, JetPay or their Subsidiaries. Notwithstanding the foregoing, each Non-compete Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Non-compete Party is not a controlling Person of, or such Non-compete Party of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)          During the Restricted Period, each Non-compete Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company, JetPay or their Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided that nothing in this Section 7.6(b) shall prevent any Non-compete Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company, JetPay or their Subsidiaries; or (ii) after 180 calendar days from the date of termination of employment, any employee whose employment has been terminated by the employee; or shall prevent any Non-compete Party from making a general solicitation which is not directed specifically to any Company employees.

(c)          If a Non-compete Party breaches, or threatens to commit a breach of, any of the provisions of this Section 7.6, JetPay and the Company shall have the right and remedy to have such provision specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to each of JetPay, the Company or their Subsidiaries and that money damages will not provide an adequate remedy. The foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to JetPay and the Company under Law or in equity.

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(d)          Each Non-compete Party acknowledges that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to JetPay to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.7.          Tax Matters

(a)          Responsibility for Filing Tax Returns.

(i)          Sellers shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company for which the Company is treated as an S Corporation. No later than thirty (30) days prior to the due date for any such Tax Return, Sellers shall provide a draft of each such Tax Return to JetPay for its review, comment and approval. Sellers shall consider in good faith any reasonable comments of JetPay into such Tax Return, and Sellers shall be responsible for paying any Tax shown as due on any such Tax Return, including any Taxes required to be withheld on account of the Sellers, directly to the applicable Governmental Authority.

(ii)         The Company shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company for Pre-Closing Date Tax Periods not described in Section 7.7(a)(i) (including Tax Returns of the Company for all Straddle Periods). Sellers shall, with respect to any Tax shown as due on any such Tax Return (to the extent such Tax is not included in the definition of “Indebtedness”), be responsible for paying any Tax attributable to the portion of the Straddle Period ending at the end of the day on the Closing Date, as determined in accordance with Section 7.7(b), to the Company no later than twenty (20) days after receiving written notice of the obligation to pay such Taxes hereunder from the Company.

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(b)          Allocation of Certain Taxes. To the extent permissible under applicable Law (including Laws relating to the Section 338 Election), the parties agree to close the Tax year of the Company (including, if required by applicable Law, pursuant to a required election) as of the end of the day on the Closing Date. To the extent that the Company is required to file a Tax Return for a Straddle Period in any jurisdiction, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: the Taxes attributable to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year ended at the end of the day on the Closing Date and (ii) in the case of Taxes (other than those described in clause (i)) imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in accordance with clause (ii) of the preceding sentence. For the avoidance of doubt, clause (i) and clause (ii) of this Section 7.7(b) do not address Transfer Taxes, the payment of which is addressed in Section 7.7(d).

(c)          Cooperation on Tax Matters. The Sellers and JetPay shall (and JetPay shall cause the Company to) (i) assist in the preparation and timely filing of any Tax Return of the Company; (ii) assist in any Tax Contest or other proceeding with respect to the Tax Returns or Taxes of the Company; (iii) provide any information required to allow the Sellers, JetPay or the Company to comply with any information reporting contained in the Code or other applicable Laws; (iv) in the case of the Sellers, take any action requested by JetPay in the event that Sellers are unable to comply with an indemnification obligation hereunder arising from the Company’s failure to be a valid S Corporation in any Pre-Closing Date Tax Period; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d)          Transfer Taxes. The Sellers will pay, and will indemnify and hold JetPay harmless against, the amount of any Transfer Taxes. JetPay will prepare and file Tax Returns in connection with the payment of such Transfer Taxes at Sellers’ expense. Regardless of whether a 338 Allocation Statement is filed, JetPay shall allocate no more than thirty thousand dollars ($30,000) to the covenants contained in Section 7.6 herein in any Tax filing with a Governmental Authority.

(e)          Tax Contests. If any Governmental Authority issues to the Company (i) a notice of its intent to initiate a Tax Contest of the Company for any Pre-Closing Date Tax Period or (ii) a notice of deficiency for Taxes for any such period, JetPay shall notify the Sellers of its receipt of such communication from the Governmental Authority within ten (10) days of receipt. JetPay or the Company shall provide the Sellers with copies of all correspondence and other documents received from such Governmental Authority in connection with any such Tax Contest of the Company for any Pre-Closing Date Tax Period.

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(f)          Section 338(h)(10) Election.

(i)          Upon the request of JetPay, each Seller Payee shall join, or shall cause their Affiliates to join, with JetPay in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar election under state, local or foreign Tax Law (collectively, the “Section 338 Election”) with respect to the Company. Any such request shall be made by JetPay in writing no later than one-hundred and fifty (150) days after the Closing Date. On or prior to the Closing Date, the Seller Payees shall deliver to JetPay an original IRS Form 8023 (or successor form), executed by each Seller Payee. If JetPay makes a Section 338 Election by filing IRS Form 8023, JetPay will provide (i) reasonable prior notice to the Sellers of such filing and shall provide Seller Payees with a copy of such filing after its completion; together with (ii) a sum to each Seller Payee equal to (x) the additional Taxes due from each Seller Payee as a result of JetPay’s election; and (y) the additional Taxes due from each Seller Payee as a result of JetPay’s payment to Seller Payees under (x) directly above. In the event JetPay does not make the Section 338 Election as described in this Section 7.7(f)(i), Sections 7.7(f)(ii) – (iv) shall not apply.

(ii)         JetPay shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338 Election. In addition to the IRS Form 8023, the Seller Payees shall timely deliver to JetPay any information to prepare forms and documents required to effectuate the Section 338 Election, and the Seller Payees shall execute (or cause to be executed) and deliver to JetPay such additional documents or forms, in each case at the request of JetPay.

(iii)        JetPay and the Seller Payees shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338 Election, the relevant Code provisions and Treasury Regulations thereunder, and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

(iv)        No later than fifteen (15) days before the Seller Payees are required to file the final S Corporation Tax Return of the Company in accordance with Section 7.7(a)(i), JetPay shall provide to the Seller Payees a statement allocating for U.S. federal income Tax purposes the Closing Date Consideration, the Contingency Consideration, if any, and any other amounts required to be treated as consideration among the assets of the Company (the “338 Allocation Statement”). Such 338 Allocation Statement shall be prepared in accordance with the procedures and methodologies set forth in Section 7.7(f) of the Disclosure Letter. Other than with respect to the amounts allocated for the covenants contained in Section 7.6 herein, the amounts contained in Section 7.7(f) of Disclosure Letter are for illustrative purposes only. JetPay shall amend the 338 Allocation Statement from time to time as the consideration is adjusted pursuant to the terms of this Agreement and to take into account the Deferred Cash Consideration and the Contingency Consideration, if any. JetPay and Seller Payees shall prepare and file all Tax Returns and reports of JetPay, the Seller Payees and their respective Subsidiaries, if any, (including IRS Form 8883) consistently with the 338 Allocation Statement (as amended by JetPay).

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Section 7.8.          Registration Rights.

(a)          Right to Piggyback. Whenever JetPay proposes to register any of its equity securities (including any proposed registration of JetPay's equity securities by any third party) under the Securities Act (other than (i) in connection with registrations on Form S-4, S-8 or any successor or similar forms or (ii) to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable) and the registration form to be used may be used for the registration of shares of Registrable Common Stock (each, a “Piggyback Registration”), JetPay shall give prompt written notice (and in any event within three Business Days after its receipt of notice of any exercise of demand registration rights) to the Sellers of its intention to effect such a registration and shall include in such registration all shares of Registrable Common Stock with respect to which JetPay has received written requests for inclusion therein from the Sellers within 20 days after the receipt of JetPay's notice. JetPay may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

(b)          Piggyback Expenses. The registration expenses (excluding discounts and commissions) of the Sellers shall be paid by JetPay in all Piggyback Registrations, whether or not any such registration is consummated.

(c)          Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of JetPay, and the managing underwriters advise JetPay in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to JetPay, then JetPay shall include in such registration, (i) first, the securities JetPay proposes to sell that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering, (ii) second, the securities held by the parties to the December 28, 2012 Registration Rights Agreements by and among JetPay, American Services Insurance Company, Inc., Mendota Insurance Company, Special Opportunities Fund, Inc., Bulldog Investors General Partnership, R8 Capital Partners, LLC and Ira Lubert requested to be included in such registration, that in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), in accordance with the provisions set forth in such agreements, (iii) third, the securities held by Flexpoint Fund II, L.P., or its assignees requested to be included in such registration, that in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), in accordance with the provisions set forth in that certain Registration Rights Agreement, dated as of October 11, 2013 by and between JetPay and Flexpoint Fund II, L.P., pro rata among the holders of such securities on the basis of the number of shares of securities of JetPay owned by each such holder and (iv) fourth, the other securities requested to be included therein (including, for the avoidance of doubt, securities of JetPay held by any Seller) that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders of such securities on the basis of the number of shares of securities of JetPay owned by each such holder.

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(d)          Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of JetPay's securities, and the managing underwriters advise JetPay in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders requesting such registration, then JetPay shall include in such registration, (i) first, the securities requested to be included therein by the holders requesting such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders of such securities on the basis of the number of shares of securities of JetPay owned by each such holder, (ii) second, the securities held by Flexpoint Fund II, L.P. or its assignees requested to be included in such registration, that in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), in accordance with the provisions set forth in that certain Registration Rights Agreement, dated as of October 11, 2013 by and between JetPay and Flexpoint Fund II, L.P., pro rata among the holders of such securities on the basis of the number of shares of securities of JetPay owned by each such holder and (iii) third, the other securities requested to be included in such registration (including, for the avoidance of doubt, securities of JetPay held by any Seller) that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders of such securities on the basis of the number of shares of securities of JetPay owned by each such holder.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1.          Mutual Conditions. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following condition: at the Closing, there shall not have been issued and be in effect any Law that makes the consummation of the transactions contemplated hereby illegal.

Section 8.2.          Conditions to the Obligations of JetPay. The obligations of JetPay to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by JetPay to the extent permitted by applicable Law:

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(a)          Representations and Warranties. Other than with respect to the Company Fundamental Representations, the representations and warranties of the Company and the Sellers contained in this Agreement, the Disclosure Schedule or any certificates delivered in connection with this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date in the manner set forth above), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Business Material Adverse Effect, and the Company Fundamental Representations shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) as of the Closing Date immediately prior to giving effect to the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)          Agreements and Covenants. Each of the Company and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Sole Manager’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied and the following:

(i)          the certificate of formation of the Company, certified by the Secretary of State of the State of Pennsylvania; and

(ii)         (A) copies of the resolutions of the Sole Manager and all Members of the Company authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby; (B) the limited liability company agreement of the Company; and (C) the names of the officer or officers of the Company authorized to execute this Agreement and any and all other documents, agreements and instruments contemplated herein or therein, all certified by any authorized representative of the Company to be true, correct, complete and in full force and effect as of the Closing Date.

(d)          Certain Consents. The Company shall have obtained the consents, authorizations or approvals listed on Section 8.2(d) of the Disclosure Schedule in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder, in each case in substance and form reasonably satisfactory to JetPay, and no such consents, authorizations or approvals shall have been revoked.

(e)          FIRPTA. The Company shall have delivered to JetPay a duly and properly executed certification of non-foreign status, in form and substance consistent with Treasury Regulations Section 1.1445-2(b), stating that each Seller is not a “Foreign Person” as defined in Section 1445 of the Code; provided that if the Sellers do not comply with this Section 8.2(e), JetPay shall be entitled to deduct and withhold amounts from any payments made pursuant to this Agreement in accordance with Section 1445 of the Code.

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(f)          Membership Interest. The Sellers shall have delivered documents transferring all of their respective right, title and ownership of the Units in the Company, free and clear of all Encumbrances, duly endorsed in blank or accompanied by powers duly executed in blank.

(g)          Ancillary Agreements. JetPay shall have received duly executed counterparts to each of the Ancillary Agreements to each of the Agreements to which any Seller Agreement Party is a party.

(h)          Receipt of Financing. JetPay shall have consummated the issuance of eleven thousand, three hundred thirty three 11,333 shares of Series A Preferred Stock to Flexpoint Fund II, L.P. in exchange for three million four hundred thousand dollars ($3,400,000), and shall have received third party financing in the amount of seven million, five hundred thousand dollars $7,500,000.

(i)          Material Adverse Effect. No Business Material Adverse Effect shall have occurred since the date of this Agreement.

Section 8.3.          Conditions to the Obligations of the Company Agreement Parties. The obligations of the Company and the Sellers to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)          Representations and Warranties. The representations and warranties of JetPay contained in this Agreement, the Disclosure Schedule or any certificates delivered in connection with this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date in the manner set forth above), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect.

(b)          Agreements and Covenants. JetPay shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer’s Certificate. JetPay shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)          Secretary’s Certificate. JetPay shall have delivered to the Company and the Sellers:

(i)          the certificate of incorporation of JetPay certified by the Secretary of State of the State of Delaware; and

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(ii)         (A) copies of the resolutions of the board of directors of JetPay authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby; (B) the bylaws of JetPay; and (C) the names of the officer or officers of JetPay authorized to execute this Agreement and all documents, agreements and instruments contemplated herein, all certified by an authorized representative of JetPay to be true, correct, complete and in full force and effect as of the Closing Date.

(e)          Ancillary Agreements. JetPay shall have delivered duly executed counterparts to each of the Ancillary Agreements to which it is a party.

(f)          SEC Compliance. Immediately prior to Closing, JetPay shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1.          Survival; Knowledge of Breach.

(a)          The representations and warranties of the Company Agreement Parties contained in this Agreement or in any certificate delivered by them pursuant hereto and the representations and warranties of JetPay contained in this Agreement or in any certificate delivered by them pursuant hereto, and the indemnification obligations set forth in this ARTICLE IX, shall survive the Closing until the date that is the 12-month anniversary of the Closing Date, except for the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authorization), Section 4.5 (Capitalization), Section 4.8 (Title), Section 4.16 (Environmental Matters), Section 4.17 (Employee Benefit Matters), Section 4.18 (Taxes) and Section 4.21 (Brokers), Section 6.1 (Title) and Section 6.2 (Authorization) (collectively, the “Company Fundamental Representations”) and in Section 5.2 (Authorization) and Section 5.7 (Capitalization), all of which shall survive until the date that is 60 days after the expiration of the applicable statute of limitations without reference to documents under seal; provided, however, that (x) any obligations under Section 9.2(a) and Section 9.2(b) shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice in accordance with Section 9.3 to the Indemnifying Party before the termination of the applicable survival period set forth above (the “Survival Period”), (y) the covenants and agreements contained in this Agreement to be fully performed or complied with at or prior to the Closing shall expire on the 12-month anniversary of the Closing Date and (z) each covenant and agreement contained in this Agreement to be performed or complied with after the Closing shall survive until the expiration of the applicable performance or compliance period hereunder.

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(b)          The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation, or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

Section 9.2.          Indemnification.

(a)          Subject to the other limitations set forth in this ARTICLE IX, the Sellers agree to indemnify and hold harmless JetPay, the Company, their respective Affiliates, successors and assigns and each of their officers, directors, employees, representatives and agents (collectively, the “JetPay Indemnified Parties”) without duplication against and in respect of any and all Losses of the JetPay Indemnified Parties, to the extent resulting or arising from:

(i)          any breach of the representations and warranties of the Company or the Sellers set forth in this Agreement or any certificate delivered by them hereunder;

(ii)         any breach or non-fulfillment of, or failure to comply with, any covenant or agreement of the Company or the Sellers set forth in this Agreement; or

(iii)        any Indemnifiable Taxes.

(b)          Subject to the other limitations set forth in this ARTICLE IX, JetPay and the Company agree to indemnify and hold harmless the Sellers, their respective Affiliates, successors and assigns and each of their officers, directors, employees, representatives and agents (collectively, the “Seller Indemnified Parties”) without duplication against and in respect of any and all Losses of the Seller Indemnified Parties to the extent resulting or arising from:

(i)          any breach of the representations and warranties of JetPay set forth in this Agreement or any certificate delivered by it hereunder; or

(ii)         any breach or nonfulfillment of, or failure to comply with, any covenant or agreement of JetPay set forth in this Agreement.

(c)          To the extent permitted by Law, any payment pursuant to this ARTICLE IX shall be treated as an adjustment to the Closing Date Consideration.

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Section 9.3.          Method of Asserting Claims, etc.

(a)          All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 9.3. An Indemnified Party entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person (whether or not a party to this Agreement) (an “Indemnity Claim”), must notify the Indemnifying Party in writing, and in reasonable detail, of the Indemnity Claim as promptly as practicable after such Indemnified Party learns of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless (i) the Indemnifying Party shall have been actually prejudiced as a result of such failure; or (ii) such notice is provided after the Survival Period. Such written notice (the “Claim Notice”) shall to the extent reasonably possible, set forth the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) along with copies of all written evidence thereof.

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(b)          If an Indemnity Claim is made against an Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such Third Party Claim, deliver a Claim Notice to the Indemnifying Party with respect thereto; provided, however, that failure to provide such notice within the time period required shall not affect the Indemnified Party’s right to indemnification hereunder except (i) to the extent that the Indemnifying Party was actually prejudiced as a result of such failure; or (ii) such notice is provided after the Survival Period. The Indemnifying Party shall have ten (10) Business Days from the date of personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing whether or not it shall defend the Indemnified Party against such Third Party Claim; provided, that if the Indemnifying Party assumes such defense, such written notice shall include the assumption in full of all responsibility for any Losses arising from such Third Party Claim, subject to the limitations set forth in this ARTICLE IX. Notwithstanding the foregoing, without the prior written consent of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim described in a Claim Notice that (i) seeks an injunction or other equitable relief as a primary remedy, (ii) relates to or arises in connection with any criminal or quasi-criminal allegation, proceeding, action, indictment or investigation, (iii) in the reasonable judgment of the Indemnified Party, is likely to result in aggregate liability that will exceed the then remaining amount of the Cap or (iv) primarily relates to a claim or demand of, or a dispute with, a material customer of the Company. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to assume the defense of a Third Party Claim, except as herein provided, the Indemnifying Party shall have the right to do so by appropriate proceedings. If the Indemnifying Party has the right to and elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence; shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and shall diligently pursue the resolution of such Third Party Claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that the Indemnifying Party shall pay all reasonable fees, costs and expenses of one outside counsel (in addition to local counsel) in connection with such participation (i) if it requests the Indemnified Party to participate or (ii) if in the opinion of outside counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make joint representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Subject to attorney-client privilege, such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that any out-of-pocket cost incurred by the Indemnified Party in connection with such cooperation shall be at the Indemnifying Party’s expense. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise a Third Party Claim with the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnifying Party may settle or compromise such a Third Party Claim without the prior written consent of the Indemnified Party if such settlement or compromise (x) provides solely for the payment of money by the Indemnifying Party and includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (y) does not subject the Indemnified Party to any injunctive relief or other equitable remedy. If the Indemnifying Party does not defend the Indemnified Party against a Third Party Claim for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party shall have the right to defend and settle such Third Party Claim; provided that the amount of any such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE IX, provided that whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim, or consent to the entry of any judgment, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 9.4.          Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Loss that is indemnifiable hereunder.

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Section 9.5.          Limitations on Indemnification.

(a)          Except with respect to breaches of the Company Fundamental Representations and for Losses arising from Indemnifiable Taxes or fraud or intentional misrepresentation, the Sellers shall not be required to indemnify or hold harmless the JetPay Indemnified Parties for Losses under Section 9.2(a)(i) or (ii) until the aggregate amount of all such Losses with respect to which a Claim Notice was delivered in accordance with Section 9.3 with respect to which Claim Notices were delivered within the Survival Period exceeds one hundred thousand dollars ($100,000) (the “Basket Amount”), in which event the Sellers shall be obligated to indemnify the JetPay Indemnified Parties for any Losses in excess of the Basket Amount; provided, however, that the maximum amount of aggregate Losses for which the JetPay Indemnified Parties will be entitled to recover pursuant to Section 9.2(a)(i) is two million five hundred thousand dollars ($2,500,000) (the “Cap”).

(b)          Notwithstanding anything in this Agreement to the contrary, except with respect to Losses resulting or arising from (i) Indemnifiable Taxes, (ii) breaches of the representations and warranties in Section 4.18 or (iii) fraud or intentional misrepresentation, the aggregate liability of the Sellers for Losses under Section 9.2(a) with respect to which Claim Notices were delivered within the Survival Period in accordance with Section 9.3 shall not in any event exceed ten million dollars ($10,000,000).

(c)          For purposes of this ARTICLE IX, the determination of (i) whether there has been a breach of a representation or warranty and (ii) Losses resulting or arising from such breach shall be made without regard to any materiality qualification (including any reference to Business Material Adverse Effect or material adverse effect).

(d)          No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty or covenant by the other parties at any time. The Indemnified Parties shall have the right, irrespective of any knowledge or investigations to rely fully on the representations warranties and covenants of JetPay, the Company and the Sellers, as applicable, contained herein.

Section 9.6.          Losses Net of Insurance, etc. Payments for any Losses for which indemnification is provided shall be net of (i) any amounts actually recovered by the Indemnified Party (which shall include a party receiving payment) pursuant to any indemnification or other agreement with any third party (ii) any Tax savings realized or to be realized; and (iii) any insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Losses (net of any costs incurred to recover such amounts, proceeds or receipts and any increases in insurance premiums payable by the Indemnified Party attributable to such Losses); provided, that the Indemnified Party shall be required to use commercially reasonable efforts to obtain all amounts described in clauses (i) – (iii) of this Section 9.6.

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Section 9.7.          Right of Set-Off. Each Seller may elect by written notice to JetPay, in his or her sole discretion, to satisfy, in whole or in part, any Indemnity Claim with shares of JetPay Common Stock acquired as part of the Closing Date Stock Consideration, which such shares shall be valued based on the greater of (i) the closing or last reported price of a share of JetPay Common Stock on the Business Day preceding such written notice (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices) and (ii) $3.00 per share. To the extent a Seller does not so elect, each Seller hereby authorizes JetPay to set-off from the payment of any amount that may become due to the Sellers hereunder in excess of the Basket Amount (including, without limitation, any payments under Section 2.4 and Section 2.5 and any payment to any the JetPay Indemnified Party under Section 9.2(b)). To the extent that the right of setoff provided in this Section 9.7 is sufficient to pay any Losses which the Sellers are required to indemnify JetPay hereunder, then such right of setoff shall be JetPay’s sole and exclusive remedy hereunder; provided that if such right of setoff is insufficient to satisfy any payment, JetPay may pursue any other available remedy against the Sellers hereunder in satisfaction thereof.

Section 9.8.          Sole Remedy. The parties hereto acknowledge and agree that after the Closing, the indemnities provided in Section 9.2 shall be the sole and exclusive remedy of the parties at law or in equity (i) for any breach of representation, warranty, covenant or agreement or other claim arising out of this Agreement; or (ii) in respect of this Agreement and the Transaction contemplated hereby, provided, that nothing contained herein shall restrict a party hereto to seek injunctive relief for specific performance of any covenant contained herein or in any other instrument executed or delivered in connection herewith or shall limit any party’s remedies in respect of any fraud or intentional misrepresentation or omission by any other party.

ARTICLE X

MISCELLANEOUS

Section 10.1.          Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, or by overnight courier service guaranteeing next day delivery and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to JetPay to:

1175 Lancaster Avenue, Suite 200

Berwyn, PA 19312

Attention: Chief Executive Officer

Facsimile: 484-318-8370

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz, Esq.

Facsimile: (215) 994-2222

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If to the Company, to:

ACI Merchant Systems, LLC

136 E. Watson Avenue, P.O. Box 69

Langhorne, PA 19047

Attention: Michael Collester

Facsimile: 215-741-6974

with a copy (which shall not constitute notice) to:

Antheil Maslow & MacMinn, LLP

131 W. State Street

Doylestown, PA18901

Attention: Susan A. Maslow, Esq.

Facsimile: 215-230-7796

If to the Sellers, to:

Michael Collester

2970 Ash Mill Road

Doylestown, PA 18902

and

Cathy Smith

440 Periwinkle Ave

Langhorne, PA 19047

Section 10.2.          Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in all other sections of the Disclosure Schedule where it is reasonably apparent on its face that the matters so disclosed are applicable to such other sections. Disclosure of any item in a section of the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Business Material Adverse Effect or a material adverse effect on the ability of any party to consummate any of the transactions contemplated hereby.

Section 10.3.          Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

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Section 10.4.          Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 10.5.          Governing Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction, the Pennsylvania state courts located in Philadelphia, Pennsylvania, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 10.6.          Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, however, that JetPay and/or the Company may assign any or all of their respective rights and interests hereunder to its lenders as collateral security or to any party that is acquiring JetPay and/or the Company in a change of control transaction, whether by merger, stock sale or sale of all or substantially all the assets of JetPay and/or the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the JetPay Indemnified Parties, the Seller Indemnified Parties, the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder and Metro Bank, as lender to JetPay; provided; however, that Metro Bank shall have all of the Company’s right, title, and interest in and to, but none of its obligations, duties, or liabilities under, this Agreement.

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Section 10.7.          Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.8.          Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9.          Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement). The parties acknowledge that each of the parties hereto participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of Law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders, members and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 10.10.         Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.11.         Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.12.         Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Unit Purchase Agreement to be duly executed as of the day and year first above written.

JETPAY CORPORATION

By:	/s/ Bipin C. Shah
Name: Bipin C. Shah
Title: Chief Executive Officer

ACI MERCHANT SYSTEMS, LLC

By:	/s/ Michael Collester
Name: Michael Collester
Title: President

MICHAEL COLLESTER

/s/ Michael Collester

CATHY SMITH

/s/ Cathy Smith

[Signature Page to Unit Purchase Agreement]